Exhibit 2.87

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT (this “Amendment”), dated as of December 21, 2016, between Flying Fortress Holdings, LLC, a Delaware limited liability company (the “Borrower”) (as successor to Flying Fortress, Inc., a California corporation), International Lease Finance Corporation, a California corporation (“ILFC”), Flying Fortress Financing LLC, a Delaware limited liability company (“Parent Holdco”), Flying Fortress US Leasing Inc., a California corporation (“CA Subsidiary Holdco”), Flying Fortress Ireland Leasing Limited, a private company limited by shares incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”), AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private company limited by shares incorporated under the laws of Ireland (“AIL”) and AerCap Ireland Capital Designated Activity Company, a designated activity company incorporated under the laws of Ireland (“AICDAC” and together with USHoldco, AerCap, AAS and AIL, the “Additional Obligors”), Bank of America, N.A., as Collateral Agent and Administrative Agent, and Royal Bank of Canada to the Term Loan Credit Agreement, dated as of February 23, 2012 (as amended by the First Amendment to Credit Agreement, dated as of April 5, 2013, and by the Second Amendment to Term Loan Credit Agreement, dated as of April 2, 2014 (as amended by an amendment dated as of May 7, 2014), and by the Third Amendment to Credit Agreement, dated as of May 6, 2015, and as further amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), between the Borrower, ILFC, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust, the Additional Obligors, the Lenders party thereto, Bank of America, N.A., as Collateral Agent and Administrative Agent and Deutsche Bank Securities Inc. as Syndication Agent.

WHEREAS, the parties hereto (other than the New Lenders (as defined below)) are party to the Credit Agreement;

WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein;

WHEREAS, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment which is executing a counterpart of this Amendment (each, a “Consenting Lender”) desires to consent to the amendments set forth herein and, in connection therewith, in respect of its Loans, has the choice to elect either (a) Option A (as defined below) or (b) Option B (as defined below);

WHEREAS, each Lender that does not desire to consent to the amendments set forth herein by executing a counterpart of this Amendment and electing Option A or Option B in accordance with the terms hereof (each, a “Non-Consenting Lender”) wishes to cease to be a party to the Credit Agreement as a “Lender” thereunder;

WHEREAS, each Lender that is not a party to the Credit Agreement immediately prior to the effectiveness of this Amendment, and which is executing a counterpart of this Amendment (each, a “New Lender”) wishes to consent to the amendments set forth herein and to become a party to the Credit Agreement and a Lender thereunder;

WHEREAS, subject to certain conditions, such amendments and modifications shall include the addition of a new term loan facility (the loans thereunder, the “New Loans”), which shall be composed of the proceeds of new advances used to replace the outstanding Loans and/or the conversion of outstanding Loans under the Credit Agreement (the “Existing Loans”) to New Loans, in each case that will be governed by the terms of this Amendment;

WHEREAS, the New Loans will have the same terms as the Existing Loans except as otherwise set forth herein;

WHEREAS, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment (each, an “Existing Lender”) that is a Consenting Lender agrees to convert its Existing Loans to New Loans in a principal amount up to the aggregate outstanding principal amount of its Existing Loans if it has elected Option A (if any) (the “Continued Loans”), or agrees to make or purchase New Loans in a principal amount up to the aggregate outstanding principal amount of its Existing Loans if it has elected Option B, and further agrees to make or purchase any additional New Loans in an amount such Consenting Lender has separately agreed, in each case subject to the terms hereof; and

WHEREAS, each New Lender will make New Loans to Borrower on the Amendment Effective Date in the amount of its commitment subject to the terms hereof;

NOW, THEREFORE, the parties hereto agree that the Credit Agreement shall be amended as set forth herein, and the parties hereto otherwise agree as follows:

Section 1.                                           Definitions.  Except as otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.                                           Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.01.                     General.

(a)                                 References in the Loan Documents to “this Agreement” or the “Credit Agreement” or the like (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof’) shall be deemed to be references to the Credit Agreement as amended hereby.

(b)                                 Each Consenting Lender and each New Lender shall be deemed to be a “Lender” under and for all purposes of the Credit Agreement and the other Loan Documents, and each New Loan shall be deemed to be a “Loan” under and for all purposes of the Credit Agreement and the other Loan Documents (except as the context may otherwise require).

(c)                                  Notwithstanding the foregoing, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments, in each case to the extent that such obligations by their express terms under the Credit Agreement survive a prepayment of the Loans, shall continue in full force and effect with respect to, and for the benefit of, each Existing Lender (including each Non-Consenting Lender) in respect of such Existing Lender’s Existing Loans, and the amounts due and owing to any Existing Lender that accrued prior to the Amendment Effective Date shall be such amounts as determined in accordance with the Credit Agreement as in effect prior to the Amendment Effective Date; provided that no payments under Section 2.08(m) of the Credit Agreement or other break funding payments shall be due or payable to any Existing Lender with respect to the portion of any Existing Loans which is converted to New Loans pursuant to its election of Option A or equal to the amount of New Loans made or purchased by such Existing Lender pursuant to its election of Option B, and in no event is any Premium Amount with respect to the Existing Loans due and payable to any Existing Lender (whether a Consenting Lender or a Non-Consenting Lender).

(d)                                 This Amendment shall additionally constitute a “Loan Document”.

(e)                                  Each reference to CUSIP numbers shall be deemed to be a reference to the following CUSIP numbers:  “Deal CUSIP Number:  34407JAA4, Facility CUSIP Number:  34407JAC0”.

(f)                                   No prepayment notice shall be required in respect of the prepayments effected in accordance with this Amendment, other than this Amendment and any communications with the Existing Lenders in connection herewith (including the Memorandum).  In addition, no Borrowing Notice or Release Request, or other notice of borrowing or release request, shall be required in connection with any New Loan.

(g)                                  Each Consenting Lender’s and New Lender’s Commitment and Applicable Percentage with respect to the New Loans shall be as notified to them by RBC Capital Markets, LLC (“RBCCM”).  Each Consenting Lender’s Commitment with respect to the New Loans shall be no greater than such Consenting Lender’s Commitment was with respect to the Existing Loans unless otherwise agreed with the Arranger, and each New Lender’s Commitment shall be no greater than the amount agreed with the Arranger; provided that the aggregate Commitments with respect to the New Loans shall be no greater than $750,000,000.

(h)                                 All New Loans that are funded hereunder shall be deemed made immediately prior to the prepayment of any Loan.  Accordingly, in connection with the conversion and/or prepayment of Existing Loans, and funding of New Loans, contemplated hereby, at all times Obligations shall remain outstanding under the Credit Agreement and no discharge or release of the Secured Obligations nor of any Security Document shall occur as result hereof.

2.02.                     Amended and Restated Definitions.  Section 1.01 of the Credit Agreement shall be amended by:

(a)                                 amending and restating the following definitions in their entirety to read as follows:

“Applicable Margin” means 2.25% per annum; provided that for any period in which the Base Rate applies to the Loans, the Applicable Margin shall be 1.25% per annum.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Article 6 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage as of the Fourth Amendment Effective Date of each Lender making New Loans on such date (including by way of conversion of its prior Loans) is as notified to such Lender in accordance with the Fourth Amendment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Commitment” means, as to each Lender, its obligation to make the Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount as notified to such Lender in accordance with the Fourth Amendment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Extending Lender” means “Consenting Lender”, as defined in the Fourth Amendment.

“Maturity Date” means October 30, 2022.

“New Extended Loan” means “New Loan”, as defined in the Fourth Amendment.

“New Extending Lender” means “New Lender”, as defined in the Fourth Amendment.

“Preferred Aircraft Types” means Aircraft of each of the following types: (a) Airbus A319, (b) Airbus A320, (c) Airbus A320neo, (d) Airbus A321-200, (e) Airbus A321neo, (f) Airbus A330, (g) Airbus A350, (h) Boeing 737-600, (i) Boeing 737-700, (j) Boeing 737-800, (k) Boeing 737-900ER, (l) Boeing 737 MAX, (m) Boeing 777-200ER, (n) Boeing 777-200LR, (o) Boeing 777-300ER, (p) Boeing 787, (q) Embraer E2 190 and (r) Embraer E2 195.

“Premium Amount” means, with respect to any principal amount being prepaid in connection with a Repricing Event, an amount equal to (a) except as provided in clause (b) below, 1% of such principal amount being prepaid if the date of such prepayment is made on or after the Fourth Amendment Effective Date but prior to the date ending six months thereafter or (b) $0.00 if (i) the date of such prepayment is on or after the six-month anniversary of the Fourth Amendment Effective Date, (ii) such prepayment is made in connection with an LTV Cure other than an LTV Cure to the extent attributable to a Removal (other than as described in the following clause (iii)) or to a Deemed Removal, (iii) such prepayment is made as a result of an Event of Loss of a Pool Aircraft or as a result of an event described in the second proviso of Appraised Value (except a Deemed Removal) or a Specified Representation Deficiency, provided that such prepaid amount does not exceed an amount equal to the Appraised Value (determined without having regard to the event giving rise to the prepayment) of such Pool Aircraft or (iv) pursuant to Section 9.06 (other than clause (iv) thereof).

(b)                                 amending the definition of  “Permitted Liens” by replacing clause (j) of that definition as follows:

“(j)                              (i) any Lien fully bonded against by any Transaction Party, any Lessee, or other similar third party security (which does not itself result in a Lien on a Pool Aircraft or any part thereof) or (ii) any Lien on a Pool Aircraft or the Equity Collateral of a Borrower Party as to which, within 30 days after the Borrower having notice of such Lien, the Borrower has deposited Interim Cash in the Collateral Account in an amount equal to the lower of (x) the amount of the claim in respect of such Lien and (y) the sum of the outstanding principal balance of the Loan in respect of the relevant Pool Aircraft plus any additional amounts that would be required to be prepaid or deposited as Interim Cash pursuant to Section 5.16 in order to effect any required LTV Cure as if the applicable Pool Aircraft had been subject to a Removal; provided that, if such Lien described in this clause (j)(ii) remains in existence on the 180th day after such Interim Cash is deposited, the Appraised Value of such Pool Aircraft shall be deemed to be zero and the Borrower shall effect an Interim Cure (without the use of Interim Cash) if required to comply with the required Loan-to-Value Ratio (it being agreed that such Pool Aircraft, the relevant Owner Subsidiary and Intermediate Lessee (if any, but only in each case if it does not own or lease any other Pool Aircraft) and the relevant Lease, together with the related assets, rights and interests (including Intercompany Indebtedness) shall be deemed to be a Non-Collateral Aircraft, a Non-Collateral Subsidiary, a Non-Collateral Lease and, collectively. Non-Collateral Assets, respectively, and the Borrower shall cause the Pool Aircraft to be transferred to a Person that is not a Transaction Party as promptly as it is commercially reasonably practicable to do so); and provided further that the Collateral Agent may (after 30 days’ prior notice to the Borrower), if the Collateral Agent shall have received notice that the applicable claimant will soon commence or shall have commenced foreclosure on the applicable Pool Aircraft Collateral or other Collateral in respect of such Lien (unless the Interim Cash shall be sufficient to effect an LTV Cure satisfying the requirements set forth in Section 5.16, if applicable, or the Borrower shall have effected an alternative Interim Cure), and shall, if requested by the Borrower, apply such Interim Cash to make a payment to discharge the applicable claim or to make a prepayment required to effect an Interim Cure”.

2.03.                     New Definitions.  Section 1.01 of the Credit Agreement shall be amended by adding the following definitions in appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Fourth Amendment” means Fourth Amendment to Credit Agreement, dated as of December 21, 2016, among, inter alios, the Borrower, the other Borrower Parties, the Extending Lenders, the New Extending Lenders, the Administrative Agent and the Collateral Agent.

“Fourth Amendment Effective Date” means the “Amendment Effective Date”, as defined in the Fourth Amendment.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2.04.                     Other Amendments

(a)                                 Section 2.01 shall be amended by replacing the terms thereof with the following:

(a)                                 On the Effective Date, subject to the terms and conditions and relying on the representations and warranties set forth herein, each Lender as of such date agreed to make a Loan to the Borrower in a principal amount equal to its Commitment by transfer of such amount to the Administrative Agent as described in Section 2.03, in each case subject to the terms of this Agreement as in effect as of such date.  On the Fourth Amendment Effective Date, subject to the terms and conditions and relying on the representations and warranties set forth herein and in the Fourth Amendment, each Extending Lender and each New Extending Lender agrees to make a New Extended Loan to the Borrower in a principal amount equal to its Commitment (in the case of certain Extending Lenders, by converting its Existing Loans to New Extended Loans, and in the case of certain Extending Lenders, by making or purchase of New Extended Loans, in each case to the extent provided pursuant to the terms of the Fourth Amendment).  Other than as provided in the Fourth Amendment, the Loans and the Commitments hereunder are not revolving and amounts repaid or prepaid may not be reborrowed.

(b)                                 Any undrawn portion of the Commitments shall automatically terminate immediately after the Borrowing of the New Extended Loans (including by way of conversion of Existing Loans (as defined in the Fourth Amendment) into New Extended Loans) on the Fourth Amendment Effective Date.

(b)                                 Each reference to “Effective Date” in Section 2.02, 2.03 and 2.05(d) of the Credit Agreement shall be deemed to mean the Fourth Amendment Effective Date with respect to the New Loans, except that no Borrowing Request or Release Request shall be required and the Borrowing Date and Release Date for all New Loans shall be the Fourth Amendment Effective Date and each Lender’s Applicable Percentage of the New Extended Loans shall be determined in accordance with the provisions of this Amendment.

(c)                                  The following shall replace Section 2.03(d):

(d)                                 Notwithstanding the foregoing or any other provision of the Credit Agreement, but subject only to satisfaction of conditions precedent to the occurrence of the Fourth Amendment Effective Date set forth in the Fourth Amendment, on the Fourth Amendment Effective Date, all of the proceeds of the New Extended Loans shall be applied to prepay the Existing Loans (as defined in the Fourth Amendment) and all Existing Loans that are not paid off shall be deemed converted to and continued as New Extended Loans.

(d)                                 The following sentence shall be added to Section 3.04 of the Credit Agreement:

AerCap’s audited consolidated financial statements as at December 31, 2015, which have been filed with the Securities and Exchange Commission, have been prepared in accordance with GAAP and fairly present the financial condition of AerCap and its Subsidiaries as at such date and the results of their operations for the period then ended.

(e)                                  The following sentences shall be added to Section 3.15 of the Credit Agreement:

As of the Fourth Amendment Effective Date (and as also reflected on AerCap’s consolidated balance sheet dated as of December 31, 2015, and confirmed by the Appraisals most recently delivered pursuant to this Agreement), the fair value of the assets of each of (x) AerCap and (y) the Borrower and its Subsidiaries taken as a whole, exceed their respective liabilities.  As of the Fourth Amendment Effective Date, neither the Transaction Parties taken as a whole nor AerCap nor the Borrower is or will be rendered insolvent as a result of the transactions contemplated by this Agreement and the other Loan Documents.

(f)                                   Section 3.16 of the Credit Agreement shall be amended by inserting at the beginning thereof the phrase:

Except as permitted under the applicable Sanctions after giving effect to any license, waiver, exception or other exemption, and to the Transaction Parties’ knowledge in the case of agents, affiliates and representatives, and by replacing in the final sentence therein the words: “as of the date hereof” with the words: “as of the Fourth Amendment Effective Date”.

(g)                                    Section 3.17 of the Credit Agreement shall be amended by replacing the terms thereof with the following:

(a)                                 Schedule 3.17(a) attached hereto, as amended from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) hereof and pursuant to the Fourth Amendment is a true and correct list of all PS Pool Aircraft and the country of registration of such PS Pool Aircraft.

(b)                                 Schedule 3.17(b) attached hereto, as supplemented from time to time pursuant to Section 2.10 and Section 5.09(a)(vii), and pursuant to the Fourth Amendment is a true and correct list of all Leases (including, without limitation, any head leases) in effect with respect to the PS Pool Aircraft and the name and jurisdiction of organization or incorporation of the applicable Lessees.

(h)                                 Section 3.19 of the Credit Agreement shall be amended by replacing the words “Third Amendment” with the words “Fourth Amendment” in the following sentence: “The proceeds of the New Extended Loans will be used by the Borrower to refinance the Existing Loans (as defined in the Third Amendment).”

(i)                                     Section 5.14 of the Credit Agreement shall be amended by inserting at the beginning thereof the phrase:

Except as permitted under the applicable sanctions or other restrictions, regulations or Laws referenced below after giving effect to any license, waiver, exception or other exemption,

(j)                                    Section 5.15 of the Credit Agreement shall be amended by inserting at the beginning thereof the phrase:

Except as permitted under the applicable Sanctions after giving effect to any license, waiver, exception or other exemption,

(k)                                 Articles 6(d) and (e) of the Credit Agreement shall be amended by inserting the words: “in any material respect” after the word “perform” in the first line of each such Article.

(l)                                     Article 6(j) of the Credit Agreement shall be amended and restated as follows:

(j) one or more judgments for the payment of money in an aggregate amount exceeding $100,000,000 not covered by insurance shall be rendered against any Transaction Party and shall remain undischarged or not paid for a period of 60 consecutive days during which time such judgment shall not be appealed and execution shall not be effectively stayed, vacated or bonded (or such longer period during which there is no reasonable risk of a judgment creditor attaching or levying upon any Collateral or Pool Aircraft Collateral to enforce any such judgment to the extent not a Permitted Lien);

(m)                             Section 8.03 of the Credit Agreement shall be amended by inserting the following as a new paragraph at the end thereof:

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders (as defined below).  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Person who is not permitted to be a Lender or Participant pursuant to clause (i) of the proviso of Section 9.05(a)(iii)(A), or pursuant to Section 9.05(a)(v)(D) or 9.05(c)(iv), or for which an assignment thereto requires affirmative Borrower consent pursuant to clause (ii) of the proviso of Section 9.05(a)(iii)(A) (a “Disqualified Lender”) or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(n)                                 Section 9.05(a)(iii)(A) of the Credit Agreement shall be amended and restated as follows:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld and which will (subject to the proviso below) be deemed given unless, within ten (10) Business Days after the Borrower’s receipt of the request for such consent, the Borrower notifies the assigning Lender that the Borrower does not so consent) shall be required for any assignment to any Person unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Arranger Entity, a Lender, an Affiliate of a Lender or an Approved Fund; provided that (i) such Person shall not be engaged primarily in the aircraft leasing business or aviation advisory business or is an air carrier and (ii)  if such Person has an Affiliate that is engaged primarily in the aircraft leasing business or aviation advisory business or is an air carrier then the deemed consent referenced above shall not apply and instead the affirmative consent of the Borrower shall be obtained prior to any assignment to such Person;

(o)                                 Section 9.05(a)(iv) of the Credit Agreement shall be amended by adding the following sentence thereto:

Each assignee shall provide to the Borrower such customary documentation and information regarding such assignee as the Borrower shall reasonably request (if any); provided that the receipt thereof shall not be a condition to the applicable assignment if the Borrower’s consent is not otherwise required thereto.

(p)                                 Section 9.05(a)(v) of the Credit Agreement shall be amended and restated as follows:

No such assignment shall be made to a Person unless such Person is not (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person or (D) a Person who is engaged primarily in the aircraft leasing business or aviation advisory business or is an air carrier.  No assignment may conflict with any applicable laws.  The Administrative Agent shall be entitled to rely on the applicable assignee’s representations and warranties in the Assignment and Assumption or any other written document executed by such assignee to the effect of the foregoing, or to the effect that such assignee is a Person for which the Borrower’s consent is not required (or may be deemed) in each case as provided in Section 9.05(a)(iii)(A), in the absence of notice given to the Administrative Agent by an Obligor or other Lender Party to the contrary prior to the effectiveness of such assignment.  Each Person to whom an assignment is made shall provide the applicable documentation required to be provided pursuant to Section 2.08(e).

(q)                                 The following new Section 9.20 shall be added to the Credit Agreement:

Section 9.20.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

2.05.                     Schedules and Exhibits.  Schedules 3.17(a) and 3.17(b) of the Credit Agreement shall be amended by replacing such schedules and exhibits with the corresponding schedules and exhibits hereto.

2.06.                     Annexes. Annex 1 of the Credit Agreement shall be amended by replacing it with Annex 1 appended hereto.

Section 3.                                           Representations and Warranties.  The Borrower and each other Borrower Party represents and warrants to the Lenders that the representations and warranties of the Borrower Parties contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

Section 4.                                           Conditions Precedent.  As provided in Section 2 above, the amendments to the Credit Agreement contemplated hereby shall become effective as of December 21, 2016 (the “Amendment Effective Date”), upon the satisfaction of the following conditions precedent, provided that such conditions precedent are satisfied on or prior to the Amendment Effective Date:

(a)                                 The Administrative Agent (or its counsel) shall have received the signature pages to this Amendment duly executed by each of the Borrower, ILFC, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust, USHoldco, AerCap, AAS, AIL, AICDAC, the Consenting Lenders and each New Lender.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to each Lender Party and dated the Amendment Effective Date) of each of Clifford Chance US LLP with respect to New York law, Buchalter Nemer PLC with respect to California law, Morris, Nichols, Arsht & Tunnell LLP with respect to Delaware law, McCann Fitzgerald with respect to Irish law and Nauta Dutilh N.V. with respect to Dutch law, as to such matters as the Administrative Agent may reasonably request, dated as of the Amendment Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  The representations and warranties of the Borrower Parties contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document shall be true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and an Officer’s Certificate of AerCap shall so certify on and as of the Amendment Effective Date to the Administrative Agent and the Lenders.

(d)                                 The Administrative Agent shall have received evidence satisfactory to it that the outstanding principal amount of and interest on the Existing Loans of, and all other amounts owing under or in respect of, the Credit Agreement to any Non-Consenting Lender and any Consenting Lender shall have been (or shall simultaneously with the making of the New Loans be) paid to each such Non-Consenting Lender, in accordance with Section 9.06 of the Credit Agreement, and each such Consenting Lender; provided that the interest payments made on the next Payment Date shall take into account the payments made under this Section 4(d).

(e)                                  The Administrative Agent shall have received evidence satisfactory to it that each Consenting Lender electing Option B shall have received (or shall simultaneously with the making of the New Loans receive), payment of an amount equal to the outstanding principal amount of and interest on its Existing Loans subject to Option B.

(f)                                   The Borrower shall have on or prior to the Amendment Effective paid all other fees and other amounts due and payable by it under the Credit Agreement, and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any Loan Document or as separately agreed between any Borrower Party and any arranger in respect of this Amendment.

(g)                                  The Administrative Agent shall have received an LTV Certificate, dated as of the Amendment Effective Date based on the Appraisals most recently delivered pursuant to the Credit Agreement, and on the Amendment Effective Date (after giving effect to the prepayment of the Existing Loans and making of the New Loans pursuant hereto) the Borrower shall be in compliance with the Loan-to-Value Ratio.

(h)                                 Each Lender who requests a Note and has returned its Note with respect to the Existing Loan (if any) to the Administrative Agent for cancellation (or the Administrative Agent, on behalf of each such Lender) shall have received a signed original of a Note with respect to its Loan, duly executed by the Borrower.

(i)                                     Prior to the Amendment Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, as requested by such Lenders not less than three (3) Business Days prior to the Amendment Effective Date.

(j)                                    On the Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

(k)                                 The Administrative Agent shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of each Obligor, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Obligors, the Loan Documents, the Collateral or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

For purposes of determining compliance with the conditions specified in this Section 4, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.  The Administrative Agent shall promptly notify the parties hereto of the occurrence of the Amendment Effective Date.

Section 5.                                           Consent Options.

(a)                                 As described in the memorandum for Lenders dated December 8, 2016 posted to Lenders in connection with this Amendment (the “Memorandum”), Consenting Lenders may elect either (a) a cashless roll as described in the Memorandum (“Option A”) or (b) a cash roll as described in the Memorandum (the “Option B”).  Election of either Option A or Option B shall be made by each Consenting Lender by indicating its election on the signature page hereto (a copy of which is attached to the Memorandum).  Any Existing Lender executing a signature page hereto but not indicating its election on its signature page will be treated as a Non-Consenting Lender unless such Existing Lender otherwise indicates its election to the Arranger (as defined in the Memorandum) to the Arranger’s satisfaction.  By executing a signature page hereto, each Consenting Lender agrees to the procedures and terms set forth in the Memorandum.

(b)                                 Each Consenting Lender electing Option B and each New Lender hereby irrevocably commits that it or its designee is an Eligible Assignee and that it shall make its New Loans and/or purchase and assume New Loans from Royal Bank of Canada (the “Assignor”) promptly after the prepayment of its Existing Loans, in an amount equal to the aggregate amount of the Existing Loans previously held by it (or such lesser amount determined by the Assignor), and shall promptly execute and deliver (or cause its designee to execute and deliver) one or more Assignment and Assumptions reflecting such purchase provided to it by the Assignor.

(c)                                  For purposes of clarification with respect to Section 9.05(a)(iii)(A) of the Credit Agreement, the Borrower hereby consents to each Consenting Lender and each New Lender.

Section 6.                                           Non-Consenting Lenders.  Subject to payment of amounts due and owing to them in accordance herewith, effective as of the Amendment Effective Date, each Non-Consenting Lender shall cease to be, and shall cease to have any of the rights and obligations of, a “Lender” under the Credit Agreement (except for those provisions that provide for their survival (including without limitation those provisions referred to in Section 9.07 of the Credit Agreement), which provisions shall survive and remain in full force and effect for the benefit of the Non-Consenting Lenders).

Section 7.                                           Acknowledgement and Ratification.  Each of the Borrower Parties hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the modifications effected pursuant to this Amendment.  The Borrower and each Borrower Party hereby confirms that at all times Obligations remain outstanding under the Loan Documents and each Loan Document, as amended hereby, to which it is a party or otherwise bound and all collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent provided in accordance with the Loan Documents, as amended hereby, the payment and performance of all Obligations, and confirms its grants to the Collateral Agent of a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations.  The Borrower and each Borrower Party hereby agrees and admits that as of the date hereof it has no defenses to or offsets against any of its obligations to the Administrative Agent or any Lender under the Loan Documents.  Each Obligor (including each Additional Obligor) hereby ratifies and confirms its guaranty of the Guaranteed Obligations as set forth in Article 7 of the Credit Agreement, as amended hereby.

Section 8.                                           Miscellaneous.

8.01.                     Instruction to Agents; No Other Amendments; Governing Law.    Each Lender by its signature hereto instructs the Administrative Agent and the Collateral Agent to execute this Amendment.  Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

8.02.                     Electronic Execution of Assignments and Certain Other Documents.    The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

8.03.                     Counterparts; Integration; Effectiveness.    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Amendment and any separate letter agreements with respect to fees payable to the Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

FLYING FORTRESS HOLDINGS LLC

By:	/s/ Jan –Willem Dekkers
Name:	Jan-Willem Dekkers
Title:	Director

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Margaret Epstein
Name:	Margaret Epstein
Title:	Vice President

AERCAP GLOBAL AVIATION TRUST

By:	/s/ Emma Hehir
Name:	Emma Hehir
Title:	Attorney-in-Fact

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Emma Hehir
Name:	Emma Hehir
Title:	Attorney-in-Fact

FLYING FORTRESS FINANCING LLC

By:	/s/ Emma Hehir
Name:	Emma Hehir
Title:	Attorney-in-Fact

FLYING FORTRESS US LEASING INC.

By:	/s/ Margaret Epstein
Name:	Margaret Epstein
Title:	Vice President

[Fourth Amendment to Term Loan Credit Agreement]

SIGNED and DELIVERED as a DEED
by	Emma Hehir Attorney-in-Fact
as attorney for
FLYING FORTRESS IRELAND LEASING LIMITED

/s/ Emma Hehir
Attorney

in the presence of

/s/ Vilma O’Malley
Name:	Vilma O’Malley
Address:	4450 Atlantic Avenue, Westpark, Shannon Co. Clare.
Occupation:	Manager

AERCAP HOLDINGS N.V.

By:	/s/ Vincent Drouillard	/s/ Marnix den Heijer
Name:	Vincent Drouillard	Marnix den Heijer
Title:	Authorised Signatory	Authorised Signatory

Represented by its sole Managing Director	AERCAP AVIATION SOLUTIONS B.V.
AerCap Group Services B.V.
By:	/s/ Jan-Willem Dekkers
Name:	Jan-Willem Dekkers
Title:	Director

SIGNED and DELIVERED as a DEED
by	Emma Hehir Attorney-in-Fact
as attorney for AERCAP IRELAND LIMITED

/s/ Emma Hehir
Attorney

in the presence of

/s/ Vilma O’Malley
Name:	Vilma O’Malley
Address:	4450 Atlantic Avenue, Westpark, Shannon Co. Clare.
Occupation:	Manager

[Fourth Amendment to Term Loan Credit Agreement]

SIGNED and DELIVERED as a DEED
By	Emma Hehir Attorney-in-Fact
as attorney for AERCAP IRELAND CAPITAL DESIGNATED ACTIVITY COMPANY

/s/ Emma Hehir
Attorney

in the presence of

/s/ Vilma O’Malley
Name:	Vilma O’Malley
Address:	4450 Atlantic Avenue, Westpark, Shannon Co. Clare.
Occupation:	Manager

[Fourth Amendment to Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President

[Fourth Amendment to Term Loan Credit Agreement]

ROYAL BANK OF CANADA

By:	/s/ Greg DeRise
Name:	Greg DeRise
Title:	Authorized Signatory

[Fourth Amendment to Term Loan Credit Agreement]